As Filed with the Securities and Exchange Commission on June 17, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the

SECURITIES ACT OF 1933

BJ’S RESTAURANTS, INC.

(Exact Name of Registrant as Specified in its Charter)

California	33-0485615
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

16162 Beach Boulevard, Suite 100 Huntington Beach, California	92647
(Address of Principal Executive Offices)	(Zip Code)

BJ’S RESTAURANTS, INC. 2005 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

GERALD W. DEITCHLE

Chief Executive Officer and President

BJ’S RESTAURANTS, INC.

16162 Beach Boulevard, Suite 100

Huntington Beach, California 92647

(Name and Address of Agent for Service)

(714) 848-3747

(Telephone number, including area code, of agent for service)

Copies of Communications to:

LOUIS M. MUCCI Chief Financial Officer BJ’S RESTAURANTS, INC.	ROBERT M. STEINBERG, Esq. JEFFER, MANGELS, BUTLER & MARMARO LLP
16162 Beach Boulevard, Suite 100 Huntington Beach, California 92647 (714) 848-3747 Fax: (714) 848-5587	1900 Avenue of the Stars, Seventh Floor Los Angeles, California 90067 (310) 203-8080 Fax: (310) 203-0567

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, no par value to be issued under BJ’s Restaurants, Inc. 2005 Equity Incentive Plan	5,640,000 shares	$21.31	$120,188,400	$14,146.17

(1)	Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. Includes 2,140,000 shares previously registered for issuance under the BJ’s Restaurants, Inc. 1996 Stock Option Plan, (the “Former Plan”). All of the shares being registered hereunder relating to the Former Plan are currently the subject of options issued under the Former Plan and such shares will only become available for grant under the Plan to the extent the Former Plan options are forfeited or expire without exercise.
(2)	Estimated in accordance with Rules 457(c) and 457(h)(i) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Fee calculation is based on the average of the high ($21.61) and low ($21.01) prices for the Registrant’s common stock as reported on the Nasdaq National Market on June 13, 2005.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of an aggregate of 5,640,000 shares of common stock, no par value (“Common Stock”), of BJ’s Restaurants, Inc. (the “Registrant”) under the BJ’s Restaurants, Inc. 2005 Equity Incentive Plan (the “Plan”). The 5,640,000 shares of Common Stock being registered under this Registration Statement are comprised of: (i) 3,500,000 shares not previously registered, and (ii) 2,140,000 shares previously registered for issuance under the BJ’s Restaurants, Inc. 1996 Stock Option Plan, (the “Former Plan”). All of the shares being registered hereunder relating to the Former Plan are currently the subject of options issued under the Former Plan and such shares will only become available for grant under the Plan to the extent the Former Plan options are forfeited or expire without exercise.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

BJ’s Restaurants has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by this reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, as amended on Form 10-K/A filed on May 2, 2005;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2005;

(c) The Registrant’s Current Report on Form 8-K filed on April 27, 2005;

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report referred to in (a) above; and

(e) The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed on September 24, 1996, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to provisions of the California General Corporation Law, the Articles of Incorporation of the Company, as amended, include a provision which eliminates the personal liability of its directors to the Company and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director’s liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the Company and a director) or (vii) under Section 316 of the California General Corporation Law (concerning directors’ liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Company’s shareholders for any violation of a director’s fiduciary duty to the Company or its shareholders.

The Company’s Articles of Incorporation authorize the Company to indemnify its officers, directors and other agents to the fullest extent permitted by California law. The Company’s Articles of Incorporation also authorize the Company to indemnify its officers, directors and agents for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise provided under California law, subject to certain limitations. The Company has entered into indemnification agreements with certain directors and officers whereby the Company will indemnify each such person (an “indemnitee”) against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving in his employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

The Company has purchased directors’ and officers’ liability insurance policy insuring directors and officers of the Company. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The Exhibits to this Registration Statement are listed in the Index to Exhibits which is incorporated herein by this reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Beach, California, on the 17th day of June, 2005.

BJ’s RESTAURANTS, INC.

By:	/s/ GERALD W. DEITCHLE
Gerald W. Deitchle, Chief Executive Officer and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below, hereby makes, constitutes and appoints Gerald W. Deitchle and/or Louis M. Mucci, or any of them, his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments, including post-effective amendments, to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Signature	Title	Date
/s/ PAUL A. MOTENKO Paul A. Motenko	Co-Chairman of the Board of Directors, Vice President and Secretary	June 17, 2005

/s/ JEREMIAH J. HENNESSY Jeremiah J. Hennessy	Co-Chairman of the Board of Directors	June 17, 2005

/s/ GERALD W. DEITCHLE Gerald W. Deitchle	Chief Executive Officer, President and Director	June 17, 2005

/s/ LOUIS M. MUCCI Louis M. Mucci	Chief Financial Officer (principal financial and accounting officer)	June 17, 2005

/s/ PETER A. BASSI Peter A. Bassi	Director	June 17, 2005

/s/ LARRY D. BOUTS Larry D. Bouts	Director	June 17, 2005

/s/ SHANN M. BRASSFIELD Shann M. Brassfield	Director	June 17, 2005

/s/ JAMES A. DAL POZZO James A. Dal Pozzo	Director	June 17, 2005

/s/ JOHN F. GRUNDHOFER John F. Grundhofer	Director	June 17, 2005

/s/ J. ROGER KING J. Roger King	Director	June 17, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Jeffer, Mangels, Butler & Marmaro LLP as to legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Jeffer, Mangels, Butler & Marmaro LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

99.1	BJ’s Restaurants, Inc 2005 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement for its Annual Meeting of Stockholders held on June 14, 2005).